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                                                                   Exhibit 10.24

November 19, 1998



Mr. Joseph W. McGrath
10 Pine Acres Drive
Rochester, NY 14618

Dear Joe:

     On behalf of Unisys Corporation, I am pleased to offer you the position of Senior Vice President, Global Marketing, reporting directly to me. At the next Board of Directors meeting, you will be recommended to be made an elected officer of Unisys Corporation.

     Your salary will be at the annual rate of $325,000, which is $27,083 monthly. Our method of payment is by direct deposit to your bank account. You will participate in the Executive Variable Compensation (EVC) Plan, and your target will be 55% of your annual salary. You will have an EVC minimum guarantee in 1999 (paid in March 2000) of $178,750, provided that you continue to be employed through the payment date. Going forward, your actual award under the EVC Plan can vary from zero to 150% of the target amount. Under the terms of the EVC Plan, you must continue to be actively employed on a full time basis through the EVC payout date in order to be eligible to receive an award. You will also receive a signing bonus of $110,000 (subject to normal taxes), payable within 30 days of the commencement of your employment.

     You will be recommended for a stock option grant under the terms of the 1990 Unisys Long-Term Incentive Plan to be made at the next Board of Directors Compensation & Organization Committee (the "Committee") meeting following your acceptance of this offer. You will be recommended for a grant of 60,000 shares which will vest 25% per year starting with the first anniversary following the date of grant. The option price for this grant will be the Fair Market Value of Unisys Stock on the date of grant, which will be the date of the Committee meeting or the first work day following your becoming an employee, if later. This grant is conditional upon your signing a Stock Option Agreement, a copy of which is attached. You will have 60 days from the date of issue to sign and return the Stock Option Agreement.

     You will be recommended for a restricted share unit grant under the terms of the 1990 Unisys Long-Term Incentive Plan at the next Committee meeting following your acceptance of this offer. You will be recommended for a grant of 58,000 restricted share units which will vest over three years, with one-third vesting each year starting with the first anniversary following the date of grant.

     You will be eligible for relocation assistance under the Corporation's Full Support Relocation Assistance Policy. In accepting this offer you agree to relocate to the Philadelphia area within the next twelve months. Attached is a brief summary with more specific details to be provided by our Relocation Center. This plan provides a comprehensive program through an outside relocation firm to help you sell your home. Once you have accepted our offer a representative from our Relocation Center will contact you. You should take no action to list your home prior to a discussion with our Relocation Representative. The program will include an option to buy out your current home. You
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will also receive a one-time incidental allowance of two months' salary
($54,166), in addition to our normal relocation provisions.

     You will receive all the supplemental executive benefits made available to elected officers, including a car allowance of $600 per month, subject to normal taxes. You will also be eligible for a membership in an approved luncheon club, an annual executive physical, participation in the Executive Deferred Compensation Plan, life insurance up to four times annual salary plus target EVC (subject to underwriting requirements) pursuant to the Unisys Executive Life Insurance Plan, umbrella personal liability insurance up to $5,000,000, and contribution toward financial counseling services of $7,500 for the first year and $5,000 per year thereafter. In addition, you and your eligible dependents will be eligible to participate in all basic retirement, welfare, and other benefit arrangements generally applicable to elected officers. You are also eligible to join a country club of your choice. This requires the approval of Dave Aker, Senior Vice President, Worldwide Human Resources. You will be entitled to 20 days of vacation. The vacation year is from April 1 to March 31. Your vacation will be prorated from your start date to March 31, 1999. As an elected officer of Unisys, you will also receive the attached Employment Agreement which applies in the event of a change in control.

     You will also be eligible to participate in the Unisys Elected Officer Pension Plan which has minimum vesting requirements of age 50 with five years of service, and provides a minimum normal retirement benefit after five years of service equal to 20% of final average earnings. Thereafter, the accrual is an additional 4% per year up to 10 years of service, plus 1% for each additional year of service, with a 60% final average earnings (30 year) maximum. See the attached Plan document for more details.

     Each of the above-described benefits, which are more fully described in an applicable Unisys plan document, are subject to the terms of such plan document (as may be amended by Unisys from time to time); and, except as expressly provided in this agreement, each such plan document will govern the benefit payable hereunder and thereunder. In addition, you agree that the Unisys policies and procedures applicable to all Unisys employees shall be applicable to you.

     If, at any time during the term of this agreement, your employment is terminated by Unisys without "cause", or you terminate your employment for "Good Reason", you will be entitled to receive the continued monthly payment of your base salary at the time of the termination plus an EVC bonus payment at 100% target and continuation of medical and dental benefits for the remaining term of this agreement or twelve (12) months from the date of termination, whichever is greater. In the event of any such termination during the first year of your employment, you will also receive the initial one-third allocation of your restricted share unit. You agree to accept these termination payments as the sole and exclusive remedy against Unisys for any claims arising out of your employment relationship, including, but not limited to the termination thereof. These termination payments are not eligible compensation for purposes of any employee benefit plan, including, but not limited to, the Elected Officer
Pension Plan, the Unisys Pension Plan and the Unisys Savings Plan.   These
termination payments shall be paid notwithstanding your subsequent employment elsewhere during the termination period.
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     For purposes of this agreement, "cause" means intentional dishonesty;
conviction of a felony; or your conviction of a misdemeanor which, in the opinion of Unisys, impairs your ability to substantially perform your job; any conduct which violates the Unisys Code of Ethical Conduct; your continued failure to adequately perform your duties; or engaging in conduct against the best interest of Unisys, provided that Unisys has provided you with notice identifying the manner in which it believes that you have failed to adequately perform such duties or identified the conduct in question and you fail to cure your inadequate performance or correct such conduct within 30 days of receiving such notice; or your inability to perform your duties because of a mental or physical disability which extends for a period of six months, or your death. "Good Reason" means a reduction in your base pay or annual bonus target as stated herein, or the assignment to you of job duties not comparable to the duties of Vice President, Global Marketing, or any material reduction in such responsibilities or status unless such reduction or change is (a) for cause, as defined above, or (b) is done with your written consent. You recognize that the dynamic nature of Unisys business may result in changes in your duties, responsibilities and status. It is agreed that the assignment to you of duties comparable to your duties and changes in your responsibilities or status that are not material reductions thereof, will not constitute "Good Reason" hereunder.

     The payments under this agreement are not intended to duplicate payments under any other Unisys agreement or severance program, including, without limitation, the Employment Agreement applicable to Unisys elected officers which covers and takes effect only upon change in control situations, as defined therein. To the extent that you may be entitled to receive duplicate payments under this and any other Unisys agreement or program, the provisions of that agreement or program which is most favorable to you or provides you with the greater benefit shall be effective.

     The term of your employment under this agreement shall be three years from your first day of employment. If you are still employed by Unisys at the end of such term, this agreement shall be null and void and the standard Unisys policies and procedures applicable to elected officers will govern your employment.

     Your employment is contingent upon your representations that you are not subject to any restrictions that would prevent you from performing the duties described above for Unisys and the verification of the information provided on your employment application, which includes a criminal record check. In addition, we will require proof of employment eligibility and identity under the Immigration Reform Control Act of 1986, and signing of our Employee Proprietary Information, Invention and Non-Competition Agreement. For purposes of Paragraph 6(c) of said Proprietary Agreement, it is agreed that this paragraph is necessary to protect Unisys from any unfair disadvantage that may be caused by your commencement of employment, as an employee, consultant or otherwise, with any competitor, customer, or prospective customer of Unisys, under circumstances whereby the disclosure or potential disclosure of Unisys confidential, proprietary, trade secret or other specialized knowledge would disadvantage Unisys. It is not the intention of the parties to unfairly restrict or restrain you from obtaining gainful employment and pursuing your professional goals in the event you subsequently leave Unisys. Consistent with this understanding, it is also agreed that Paragraph 6(c) of the Proprietary
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Agreement is hereby amended by inserting the words "which approval shall not be unreasonably withheld" after the words "in writing".

     Any dispute or controversy arising under or in connection with this agreement shall be settled exclusively by arbitration in accordance with the rules of the American Arbitration Association in Philadelphia, Pennsylvania.

     You agree that you will keep the contents of this Agreement and all discussions leading up to it confidential and that you will not disclose them to any third party, except as may be required by law. You are permitted, however, to discuss this Agreement with your family, attorney and financial advisor.

     Joe, we all look forward to your positive response to our offer and to having someone of your experience and personal attributes with us in the near future. If you have any questions, or if we can be of personal assistance to you in any way, please feel free to call me at 215-986-5212 or Terry Laudal at 215-986-7666.

Sincerely,


Lawrence A. Weinbach
Chairman, President, and Chief Executive Officer

CC:  David O. Aker
     Terry W. Laudal

Enclosures

Accepted: Joseph W. McGrath         Date: November 20, 1998